Registration Statement No.333-237342
Filed Pursuant to Rule 433

Subject to Completion, dated March 02, 2022
Pricing Supplement to the Prospectus dated April 20, 2020,
the Prospectus Supplement dated May 27, 2021 and the Product Supplement dated June 18, 2021

US$ [ ]
Senior Medium-Term Notes, Series G
Buffer Enhanced Return Notes due September 29, 2023
Linked to the Least Performing of the shares of iShares® Russell 2000 ETF and the shares of Invesco QQQ TrustSM, Series 1

•	The notes are designed for investors who are seeking 105.00% leveraged positive return based on any appreciation in the level of the lesser performing of the shares of iShares® Russell 2000 ETF and the shares of Invesco QQQ TrustSM, Series 1 (each, a "Reference Asset" and, the least performing, the "Least Performing Reference Asset").
•	If the Least Performing Reference Asset decreases by more than 10.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level in excess of 10.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 90.00% of your principal amount at maturity.
•	Investing in the notes is not equivalent to a direct investment in the Reference Assets.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06368GM20.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	March 25, 2022	Valuation Date:	September 26, 2023
Settlement Date:	March 30, 2022	Maturity Date:	September 29, 2023

1Expected. See “Key Terms of the Notes” below for additional details.

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% [ ]	0.60% [ ]	99.40% [ ]

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” to be specified above will reflect the aggregate amounts at the time Bank of Montreal establishes its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $994.00 and $1,000 per $1,000 in principal amount. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $954.10 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $905.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The shares of iShares® Russell 2000 ETF (ticker symbol "IWM") and the shares of Invesco QQQ TrustSM, Series 1 (ticker symbol "QQQ") . See "The Reference Assets" below for additional information.

Payment at Maturity:

If the Final Level of the Least Performing Reference Asset is greater than its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset x Upside Leverage Factor)]

If the Final Level of the Least Performing Reference Asset is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset + Buffer Percentage)]

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Least Performing Reference Asset declines from its Initial Level in excess of 10.00%. You may lose up to 90.00% of the principal amount of your notes.

Upside Leverage Factor:	105.00%

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.

Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date.

Buffer Level:[2]	With respect to each Reference Asset, 90.00% of its Initial Level.

Buffer Percentage:[2]	10.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Least Performing Reference Asset does not decrease by more than 10.00% over the term of the notes. If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 90.00% of the principal amount of your notes.

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.

Pricing Date:[1]	March 25, 2022

Settlement Date:[1]	March 30, 2022

Valuation Date:[1]	September 26, 2023

Maturity Date:[1]	September 29, 2023

Physical Delivery Amount:	We will only pay cash on the Maturity Date, and you will have no right to receive any shares of any Reference Asset.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to Reference Asset that Is an ETF” in the product supplement for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Least Performing Reference Asset, reflecting the 105.00% Upside Leverage Factor and Buffer Level of 90.00% of the Initial Level. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples.

Hypothetical Percentage Change of the Least Performing Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
20% 10%	105% Upside Exposure	21% 10.50%
0% -10%	Buffer Level of 90.00% of Initial Level	0% 0%
-20% -30%	1x Loss Beyond Buffer Level	-10% -20%

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Additional Terms of the Notes

You should read this document together with the product supplement dated June 18, 2021, the prospectus supplement dated May 27, 2021 and the prospectus dated April 20, 2020. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated June 18, 2021:
https://www.sec.gov/Archives/edgar/data/0000927971/000121465921006734/g621210424b2.htm

Prospectus supplement dated May 27, 2021:
https://www.sec.gov/Archives/edgar/data/927971/000121465921006002/g526210424b5.htm

Prospectus dated April 20, 2020:
https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the Final Level of each Reference Asset of any Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be significantly less than the principal amount of your notes. Accordingly, you could lose up to 90.00% of the principal amount of your notes.
•	Your return on the notes will be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. — Your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have performed more favorably (either by increasing by a greater amount over the term of the notes if the Percentage Change of the Least Performing Reference Asset is positive or by increasing or experiencing a decline that is less than that of the Least Performing Reference Asset if the Percentage Change of the Least Performing Reference Asset is negative), your return at maturity will only be determined by reference to the performance of the Least Performing Underlying Asset.
•	The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. - The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the depreciation of one Reference Asset will not be mitigated by any appreciation of any other Reference Assets. Instead, your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to Reference Assets

•	Owning the notes is not the same as owning shares of the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Assets or a security directly linked to the performance of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Assets (or any company included in a Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Assets or any securities held by the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Assets or such underlying securities.
•	No delivery of shares of the Reference Assets. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Reference Asset delivered to you at maturity.
•	Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — With respect to each Reference Asset, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. — The sponsors of the Underlying Indices are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor , including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Underlying Index.
•	Adjustments to a Reference Asset could adversely affect the notes. — The sponsor and advisor of each Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

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•	We and our affiliates do not have any affiliation with any applicable investment advisor or the any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuers.
•	The correlation between the performance of a Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of each Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on a Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.
•	The Reference Assets are subject to management risks. — The Reference Assets are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help applicable the Reference Asset track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Reference Assets or the prices of the securities held by the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the iShares® Russell 2000 ETF

•	An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The iShares® Russell 2000 ETF invests in stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the iShares® Russell 2000 ETF may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

Non-U.S. securities risk with respect to the Invesco QQQ TrustSM, Series 1.

•	An investment in the notes is subject to risks associated with foreign securities markets. — The Invesco QQQ TrustSM, Series 1 tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the Invesco QQQ TrustSM, Series 1 may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Assets or the securities held by a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Assets or securities held by the Reference Assets, futures or options relating to the Reference Assets or securities held by the Reference Assets or other derivative instruments with return liked or related to changes in the performance on the Reference Assets or securities held by the Reference Assets. We or our affiliates may also trade in the Reference Assets, such securities, or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Buffer Level of 90.00 (90.00% of the hypothetical initial level), a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$2,050.00	105.00%
180.00	180.00%	$1,840.00	84.00%
160.00	160.00%	$1,630.00	63.00%
140.00	140.00%	$1,420.00	42.00%
120.00	120.00%	$1,210.00	21.00%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
89.99	89.99%	$999.90	-0.01%
80.00	80.00%	$900.00	-10.00%
60.00	60.00%	$700.00	-30.00%
40.00	40.00%	$500.00	-50.00%
20.00	20.00%	$300.00	-70.00%
0.00	0.00%	$100.00	-90.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of –20.00%. Because the Percentage Change of the Least Performing Reference Asset is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $900.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (–20.00% + 10.00%)] = $900.00

Example 2: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 95.00, representing a Percentage Change of –5%. Although the Percentage Change of the Least Performing Reference Asset is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the of the Least Performing Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Least Performing Reference Asset is greater than its hypothetical Initial Level, the investor receives a payment at maturity of $1,210.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (20.00% x 105.00%) = $1,210.00

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Mayer Brown LLP) in the product supplement dated June 18, 2021 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof , and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

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The Reference Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Reference Asset Issuer and the Reference Asset Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Assets or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Assets in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Assets, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Assets could affect the price of the shares of the Reference Assets on each Coupon Observation Date, each Call Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of a Reference Asset is not a recommendation to buy or sell the shares of that Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Assets. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Assets may be obtained through the SEC’s website at http://www.sec.gov.

iShares® Russell 2000 ETF (“IWM”)

iShares® Russell 2000 ETF is listed on the NYSE Arca under the ticker symbol “IWM.” The iShares® Russell 2000 ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 ETF. iShares Trust and BlackRock Fund Advisors have entered into an investment advisory agreement under which BlackRock Fund Advisors was appointed as the Investment Advisor for the iShares® Russell 2000 ETF.

The Russell 2000® Index

The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies. The Russell 2000® Index is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation “BDI” country. If the country in which its headquarters are located is a BDI, it will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-Shares” of companies controlled by entities in mainland China are not eligible for inclusion in the Russell 2000® Index.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day” in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies, are not eligible), blank check companies, special-purpose acquisition companies, exchange traded funds, mutual funds and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell 2000® Index.

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Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the rank day of July, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other FTSE Russell indexes are determined from that set of securities. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

The Invesco QQQSM Trust, Series 1 (“QQQ”)

The QQQ is a unit investment trust designed to generally correspond to the price and yield performance of the NASDAQ 100® Index. The QQQ will, under most circumstances, consist of all of stocks in the NASDAQ 100® Index. The NASDAQ 100® Index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. The QQQ and the NASDAQ 100® Index are rebalanced quarterly and reconstituted annually. The QQQ’s sponsor is Invesco Capital Management LLC.

Shares of the QQQ are listed on The NASDAQ Stock Market, Inc., under the symbol “QQQ.”

The NASDAQ 100® Index

The NASDAQ 100® Index is a modified market capitalization-weighted index of 100 of the largest stocks of both U.S. and non-U.S. non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NASDAQ 100® Index, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The NASDAQ OMX Group, Inc. publishes the NASDAQ 100® Index. Current information regarding the market value of the NASDAQ 100® Index is available from NASDAQ OMX Group, Inc. (“NASDAQ OMX”) as well as numerous market information services.

The share weights of the component securities of the NASDAQ 100® Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ 100® Index is directly proportional to the value of its share weight.

Index Calculation

At any moment in time, the level of the NASDAQ 100® Index equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NASDAQ 100® Index. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ 100® Index, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NASDAQ 100® Index, nor are the securities of investment companies);

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

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Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ 100® Index the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ 100® Index at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ 100® Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by NASDAQ OMX without regard to the notes.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NASDAQ 100® Index and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ 100® Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ 100® Index subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NASDAQ 100® Index that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NASDAQ 100® Index, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NASDAQ 100® Index.

Index Maintenance

In addition to the Ranking Review, the securities in the NASDAQ 100® Index are monitored every day by NASDAQ OMX with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. NASDAQ OMX has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NASDAQ 100® Index as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, NASDAQ OMX adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ 100® Index that might otherwise be caused by any of those changes. All changes will be announced in advance.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with NASDAQ OMX’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ 100® Index (i.e., as a 100-stock index, the average percentage weight in the NASDAQ 100® Index is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, NASDAQ OMX may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NASDAQ 100® Index.

If either one or both of these weight distribution requirements are met upon quarterly review, or NASDAQ OMX determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough of an amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.

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The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ 100® Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ 100® Index at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NASDAQ 100® Index.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, NASDAQ OMX may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, NASDAQ OMX would announce the different basis for rebalancing prior to its implementation.

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